                                                                 EXHIBIT (10)(d)
                                                                 ---------------


                              EMPLOYMENT AGREEMENT

         AGREEMENT made and entered into the 7th day of May, 2001, and amended and restated as of December 1, 2001, by and between THE REYNOLDS AND REYNOLDS COMPANY, a corporation existing under the laws of the State of Ohio (hereinafter referred to as the "Employer"), and Dale L. Medford (hereinafter referred to as "Employee")

                                   WITNESSETH:

         WHEREAS, Employee is currently an employee of the Employer; and

         WHEREAS, Employer considers Employee a key member of the management team of Employer and in order to induce and encourage Employee to remain with Employer, Employer desires to provide Employee with additional benefits of employment as set forth herein; and

         WHEREAS, the Employer also recognizes that a major change in the control of the Employer would be of significant concern to Employee; and

         WHEREAS, the parties hereto desire to set forth their mutual agreement regarding the terms of Employee's employment under certain specified circumstances in order to induce and encourage Employee to remain with Employer and to foster and encourage continued attention and dedication to Employee's assigned duties in the event of a major change in the control of the Employer.

         NOW, THEREFORE, in consideration of the foregoing premises, Employee's continued employment for any period after execution of this Agreement, and the mutual promises set forth herein, the parties hereby agree as follows:

1.       DEFINITIONS.

                For purposes of this Agreement:

                (a) "Base Compensation" shall mean the then-current annual base salary (exclusive of Bonuses) of Employee, as the same may be fixed from time to time by the Board of Directors or its Compensation Committee or, if applicable, by the appropriate executive officer of Employer.

                (b) "Bonuses" shall mean bonus payments earned by Employee under Employer's Incentive Compensation Plans and under any future bonus or incentive compensation plans of Employer for its executive officers in which Employee participates.

                  (c) "Change in Control" shall mean the occurrence of any of the following events:

                  (i) Any "person," as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT") (other than Richard H. Grant, Jr., his children or his grandchildren, Employer, any trustee or other fiduciary holding securities under an employee benefit plan of Employer or any company owned, directly or indirectly, by the shareholders of Employer in substantially the same proportions as their ownership of stock of Employer), who is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Employer representing twenty percent (20%) or more of the combined voting power of Employer's then outstanding securities;

                  (ii) during any period of two consecutive years (not including any period prior to the execution of this
                           Plan), individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with Employer to effect a transaction described in clause (i), (iii) or (iv) of this Section) who election by Employer's shareholders was approved by a vote of at least two-thirds (2/3) of the directors at the beginning of the period or whose election or nomination for election was previously so approved cease for any reason to constitute at least a majority thereof;

                  (iii) the consummation of a merger or consolidation of Employer or any direct or indirect subsidiary of Employer with any other corporation, other than (1) a merger or consolidation which would result in the voting securities of Employer outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) more than 50% of the combined voting power of the voting securities of Employer or such surviving entity or parent thereof outstanding immediately after such merger or consolidation or (2) a merger or consolidation effected to implement a recapitalization of Employer (or similar transaction) in which no "person" (as hereinabove defined) is or becomes the beneficial owner, directly or indirectly, of securities of Employer (not including in the securities beneficially owned by such person any securities acquired directly from Employer or its affiliates other than in connection with the securities acquired directly from Employer or its affiliates other than in connection with the acquisition by Employer or its affiliates of a business) representing twenty percent (20%) or more of the combined voting power of Employer's then outstanding securities; or



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


                  (iv) the shareholders of Employer approve a plan of liquidation, dissolution or winding up of Employer or an agreement for the sale or disposition by Employer of all or substantially all of Employer's assets.

                  (d) "Disability" or "Disabled" shall mean the inability of Employee, because of any mental or physical illness or incapacity, to perform substantially the duties of his employment with the Employer as determined under the Employer's long-term disability program.

                  (e) "Discharge For Cause" shall be construed to have occurred whenever occasioned by reason of felonious acts on the part of Employee, actions by Employee involving serious moral turpitude or his misconduct in such manner as to bring substantial and material discredit upon Employer, following the giving of thirty (30) days' written notice to Employee specifying the respect in which Employer claims Employee has violated this provision and the failure, inability or unwillingness of Employee to remedy the situation to the satisfaction of Employer within said thirty-day period. In establishing whether a Discharge For Cause shall have occurred, the standard for judgment shall be the level of conduct by Employee and by other comparably situated executive officers prior to the alleged improper activity of Employee for which the Discharge For Cause has been made.

                  (f) "Escrow Agreement" shall mean the agreement entered into simultaneously herewith between Employer and Bank One Trust Company, NA, a copy of which is attached hereto and made a part hereof as Exhibit A.

                  (g) "Escrow Agent" shall mean Bank One Trust Company, NA.

                  (h) "Escrow Amount" shall mean the amounts placed in escrow by Employer pursuant to subsection (a) of Section 2 of this Agreement.

                  (i) "Escrow Funding Event" shall mean the occurrence of any of the following events:

                     (i) Class A Common Shares of Employer have been acquired other than directly from Employer in exchange for cash or property by any person (other than Richard
                            H. Grant, Jr., his children or his grandchildren, Employer, any trustee or other fiduciary holding securities under an employee benefit plan of Employer, or any company owned directly or indirectly by the shareholders of Employer in substantially the same proportions as their ownership of the stock of Employer) who either thereby becomes the owner of more than nine and one-half percent (9.5%) of Employer's outstanding Class A Common Shares, or having directly or indirectly become the owner of more than five percent (5%) of Employer's Class A Common Shares either alone or in conjunction with another person has expressed an intent to continue acquiring Employer's outstanding Class A Common Shares so as to become thereby the owner of more than nine and one-half percent (9.5%) of such stock either directly or indirectly;

                     (ii) Any person (other than Richard H. Grant, Jr., his children or grandchildren, Employer any trustee or other fiduciary holding securities under an employee benefit plan of Employer, or any company owned directly or indirectly by the shareholders of Employer in substantially the same proportions as their ownership of the stock of Employer) has made a tender offer for, or a request for invitations for tenders of, Class A Common Shares of Employer;

                     (iii) Any person forwards or causes to be forwarded to shareholders of Employer proxy statement(s) in any period of twenty-four (24) consecutive months, soliciting proxies, to elect to the Board of Directors of Employer two (2) or more candidates who were not nominated as candidates in proxy statements forwarded to shareholders during such period by the Board of Directors of Employer; or

                     (iv) The Board of Directors of the Employer adopts a resolution to the effect that, for purposes of this Agreement, an Escrow Funding Event has occurred.

                  (j) "Retirement Benefits" shall mean the benefits payable to Employee under the Employer's Retirement Benefit Plans.

                     (i)    "Retirement Benefit Plans" shall mean:

                     (ii)   The Officers' Supplemental Plan;

                     (iii)  The Non-Qualified Deferred Compensation Plan;

                     (iv)   The Officers' Salary Continuation Plan; and

                     (v)    The Retirement Plan,

as each of the foregoing may be amended, supplemented or succeeded by another plan from time to time.

2.     PAYMENT OF RETIREMENT BENEFITS.

       (a) Upon the happening of any of the events set forth below at any time after the date hereof, Employee shall be entitled to receive Retirement Benefits payable in accordance with Employer's Retirement Benefit Plans in which Employee then participates. If such event occurs at any time from the date hereof through


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              December 31, 2002, the Retirement Benefits shall be calculated as if the Employee was age 58 rather than actual age at the time of the event. If such event occurs at any time from January 1, 2003 through May 31, 2012, the Retirement Benefits shall be calculated as if the Employee was age 62 rather than actual age at the time of the event; provided, however, that the portion of Employee's Retirement Benefits under the Employer's Retirement Plan (as referred to in Section 1(l)(iv) above) shall be calculated without making any age adjustment. Employee shall be entitled to the Retirement Benefits in the event any of the following occurs:

              (i)    the Employee's death;

              (ii)   the Employee's Disability;

              (iii) the termination of Employee's employment by Employer at any time and for any reason unless such termination is a Discharge for Cause;

              (iv) if, prior to a Change in Control, Employee voluntarily terminates his employment with Employer upon giving the Employer at least 180 days written notice; and

              (v) if, after a Change in Control, Employee voluntarily terminates his employment upon the giving of at least 180 days written notice for reasons other than as set forth in subsection (a) of Section 5 of this Agreement, or his employment is terminated pursuant to subsection (b)(i) of
                     Section 5 of this Agreement.

       (b) Employer and Employee agree that the Retirement Benefits provided hereunder shall be in lieu of all other benefits to which Employee may then be entitled upon the happening of any of the events set forth in subsections (i) through (v) of Section 2(a) of this Agreement, except that Employee shall in all events be entitled to:

              (i)    those benefits required by law;

              (ii) retiree medical coverage to the extent and on the same terms and conditions then being provided by Employer;

              (iii) any amounts necessary to replace up to age 62 any "Social Security" payments that are taken into consideration (but not yet paid to him due to his age at the time Retirement Benefits hereunder are being paid) for purposes of calculating his Retirement Benefits; and

              (iv) in the event of a Change in Control, Employee shall be entitled to the Retirement Benefits and the benefits set forth in Section 5 of this Agreement.



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


Employee shall also be entitled to exercise all then outstanding stock options in Employer to the extent said options are exercisable in accordance with the terms thereof; provided, however, that upon an event giving rise to the payment of Retirement Benefits hereunder, Employee shall for purposes of such options be considered retired and have the right to exercise such options as fully as if he had remained continuously employed by the Employer.

3. STOCK OPTIONS AWARD.

         Effective December 28, 2000, Employer hereby awards Employee non-qualified stock options consisting of 90,000 shares of the Class A Common Stock of Employer at the option price of $20.06 per share. The Stock Option Agreement to be used for this option is attached hereto as EXHIBIT B and made a part hereof.

4. PAYMENTS INTO ESCROW.

         (a) Upon the occurrence of an Escrow Funding Event within five (5) years after the date of this Agreement, Employer shall pay into an escrow account at the Escrow Agent an amount equal to two and ninety-nine one hundredths (2.99) times the sum of the (i) higher of Employee's annual Base Compensation in effect immediately prior to the occurrence of the event or circumstance upon which such termination of employment is based or in effect immediately prior to the Change in Control, and (ii) the average of Employee's Bonuses during the three (3) calendar years immediately preceding the year in which the date of termination occurs. Subsequent to the delivery to the Escrow Agent of the Escrow Amount, Employer shall, in the event that either Employee's Base Compensation is increased (or decreased) or he receives a Bonus that affects the amount described in this subsection, unless the Escrow Amount shall theretofore have been released pursuant to subsection (b) of this Section, recalculate the Escrow Amount as of the date such change in Base Compensation or receipt of Bonus occurs, treating the Escrow Funding Event as having occurred on such date. If the amount so calculated exceeds the fair market value of the Escrow Amount, Employer shall promptly (and in no event later than seven (7) days from such date) pay to the Escrow Agent an amount in cash (or marketable securities or any combination thereof) equal to such excess. If the Escrow Amount so calculated is less than the fair market value of the Escrow Amount then held in the escrow account, the Escrow Agent, upon receipt of a written request from Employer, shall distribute to Employer such difference in cash; provided, however, that this sentence shall not apply after the occurrence of a Change in Control. The Escrow Amount shall be governed by the terms and conditions of this Agreement and the Escrow Agreement.

         (b) Unless the parties otherwise agree, the Employer may withdraw the Escrow Amount when and only when two (2) years have expired from the date of deposit and no proper demand pursuant to subsection (b) (i) of Section 5 of this Agreement has been made during that time, or when the conditions requiring the deposit have ceased to exist for a period of ninety (90) days without a demand right having been created, or when Employee's right to a payment under this Agreement has been forfeited, whichever occurs first. If, before the expiration of such periods or forfeiture, there shall occur another Escrow Funding Event, the Employer will not be required to make an additional deposit, but the two (2) year period shall



                                       6
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then be measured from the date of the last such event. Notwithstanding a deposit with the Escrow Agent pursuant to subsection (a) of this Section, Employee shall continue to be entitled to receive all of the normal and usual benefits from Employer until a termination of employment shall occur.

         (c) The Employer shall pay the charges of the Escrow Agent for its services under the Escrow Agreement, and the Employer will be entitled to any interest or other income arising from the date of the deposit of the Escrow Amount until all payments have been made under the Escrow Agreement to Employee. All interest or other income arising from the Escrow Amount deposited with the Escrow Agent shall be paid monthly to Employer.

         (d) In the event that, following the creation of a demand right pursuant to Section 5 of this Agreement, Employee incurs any costs or expenses, including attorneys' fees, in the enforcement of rights under this Agreement or, subject to the limitations set forth in subsection (b) of Section 2 of this Agreement, under any plan for the benefit of employees of the Employer, including without limitation the stock option plan, pension plans, payroll-based stock ownership plan, tax deferred savings and protection plan, bonus arrangements, supplemental pension plan, deferred compensation agreements, incentive compensation plans, and life insurance and compensation program, then, unless the Employer or the consolidated, surviving or transferee entity in the event of a consolidation, merger or sale of assets, is wholly successful in defending against the enforcement of such rights, the Employer, or such consolidated, surviving or transferee entity, shall promptly pay to Employee all such costs and expenses.

5. EMPLOYMENT TERMS AND SEVERANCE BENEFITS AFTER CHANGE IN CONTROL.

         (a) After a Change in Control has occurred: (i) The Employer shall not reduce Employee's Base Compensation below the amount of such Base Compensation in effect immediately preceding the Change in Control without Employee's written consent; (ii) The Employer shall continue to provide Employee with fringe benefits (including bonuses, vacation, health and disability insurance, etc.) at least equivalent to those of other similarly situated executive officers of the Employer; (iii) Employee shall not be required by the Employer to perform duties or services which differ significantly from those performed by him prior to the Change in Control, or which are not ordinarily and generally performed by a similarly situated executive of a corporation; (iv) The nature of the duties or services which the Employer requires him to perform shall not necessitate absence overnight from his place of residence on the effective date hereof, because of travel involving the business affairs of the Employer for more than ninety (90) days during any period of twelve (12) consecutive months.

         (b) (i) If the Employer terminates Employee's employment or if Employee terminates his employment with Employer for any of the reasons specified in subsection (a) of this Section within the twenty-four (24) month period following the date of a Change in Control, the Escrow Agent upon written demand from Employee shall pay promptly to the Employee the Escrow Amount in one (1) lump sum in cash.

             (ii) Employee shall also be entitled to the following benefits commencing as of the date of the payment of the Escrow Amount to Employee:

                  A. During the period expiring on the earlier of Employee securing other employment or twenty-four (24) months from date of payment of the Escrow Amount (or such longer period as required by law) to continued coverage under the Employer's sponsored medical benefits program in existence on such date of payment, or, if such continued coverage is barred, Employer shall provide equivalent medical benefit coverage through the purchase of insurance or otherwise.

                  B. In addition to the Retirement Benefits being calculated pursuant to subsection (a) of Section 2 of this Agreement, for purposes of determining Employee's benefits under Employer's Supplemental Plan, Employee shall receive credit toward his Years of Service under the Supplemental Plan for the two
                           (2) year period following his termination of employment. In addition, with respect to the two (2) year period following such termination of employment, Employee's Base Compensation shall be deemed to be increased by the annual economic range adjustment for Employer's salaried employees announced in October of each year (or, if there is no such announced economic range adjustment in a given year, by an assumed five percent (5%) increase for that year) in order to calculate his highest earnings during five (5) consecutive years out of the last ten (10) years prior to retirement under the Supplemental Plan.

                  C. Employee shall be reimbursed for up to $20,000 for outplacement fees if he chooses to seek other employment following his termination of employment with Employer.

         (c) Notwithstanding anything to the contrary in this Section, Employee shall not be entitled to any payments pursuant to subsection (b) (i) of this
Section if Employee dies prior to making a demand for payment pursuant to subsection (b) (i) of this Section, or if the Employer terminates Employee's employment because of a Discharge for Cause, because of Employee's Disability, or if Employee voluntarily terminates his employment with the Employer for reasons other than as set forth in subsection (a) of this Section; provided, however, Employee shall continue to be entitled to receive the Retirement Benefits and to have his Retirement Benefits calculated pursuant to subsection
(a) of Section 2 of this Agreement in the event, prior to making a demand for payment pursuant to subsection (b)(i) of this Section, he dies, becomes Disabled or voluntarily terminates his employment upon giving at least 180 days written notice for reasons other than as set forth in subsection (a) of this Section.


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         (d) Employee shall not be required to mitigate damages with respect to the amount of any payments provided for in subsection (b) of this Section by seeking other employment or otherwise. Employee's sole remedy under this Agreement for a breach by the Employer of subsection (a) of this Section shall be to terminate employment and receive any payments to which he is entitled under Section 2 of this Agreement and subsection (b) of this Section.

         (e) Should Employee disagree that his termination was due to a Discharge For Cause, the question shall, within thirty (30) days after the termination of employment, be submitted to arbitration by three (3) arbitrators, one of whom shall be selected by Employer, another of whom shall be selected by Employee, and the third of whom shall be selected by the two arbitrators so appointed. The arbitration shall take place in Dayton, Ohio in accordance with the then rules of the American Arbitration Association. The decision of these arbitrators on the question shall be final and conclusive upon Employer and upon Employee and his wife or widow, personal representatives, designated beneficiaries and heirs, and shall be enforceable in any court having competent jurisdiction thereof. A termination which is eventually determined under arbitration to have been a Discharge For Cause, or no arbitration having been requested and the termination being one which Employer has determined was a Discharge For Cause, shall extinguish any and all liability of Employer under this Agreement from and after the date of the termination of employment.

6. CONFIDENTIALITY; ENFORCEMENT.

         (a) Employee shall keep secret and inviolate all knowledge or information of a confidential nature (which is not then nor later, through no breach of this Agreement, in the public domain), including all unpublished matters related to, without limitation thereof, the business, properties, accounts, books and records, research and development information, processes, procedures, products, know-how, trade secrets, memoranda, devices, suppliers, and customers of Employer which he may now know or hereafter come to know as a result of his affiliation in business with Employer.

         (b) All copyrights, improvements, discoveries and inventions and all claims, interests and rights thereto relating to any part of the business of Employer conceived, developed or made by Employee, either alone or with others, during the period of his employment, and whether conceived, developed or made during his regular working hours or at any other time during such period, shall be and are the sole property of Employer and Employee hereby assigns to Employer all right, title and interest in and to such copyrights, improvements, discoveries and inventions. Further, Employee will, at any time in the future upon Employer's request, execute specific assignments of any said copyrights, improvements, discoveries and inventions as well as execute all documents and perform all lawful acts which Employer deems necessary or advisable to vest full ownership thereof in Employer, to register same in the name of Employer or its designee or otherwise to provide legal protection for Employer's ownership interests therein.

         (c) Any violation of this Section 6 by Employee may be enforced by Employer by specific performance or appropriate injunctive relief in any court of competent


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


jurisdiction. Any other dispute or controversy arising under this Agreement shall be settled by arbitration in the manner set forth in subsection (e) of
Section 5 of this Agreement.

7. UNFUNDED AGREEMENT.

         The Employer's obligations under this Agreement are unfunded other than from the date of deposit of the Escrow Amount, but the Employer reserves the right to provide for its liability under this Agreement in any manner it deems advisable, including the purchasing of such assets as it may deem necessary or proper. Any asset so purchased by the Employer shall be the sole property of the Employer and shall not be deemed to provide funding of the Employer's obligations under this Agreement. Any other provision in this Agreement to the contrary notwithstanding, Employee shall be only an unsecured general creditor of the Employer with respect to all payments to be made under the terms of this Agreement and shall have no claim, equity, interest, or right in or to any specific assets or funds of the Employer as security for said payments other than the Escrow Amount.

8. NON-ASSIGNABLE RIGHTS.

         Employee shall not have the right to anticipate or commute with any third party, or to sell, assign, transfer, or otherwise alienate or convey the right to receive any payments hereunder, whether by his voluntary or involuntary act, or by operation of law and, in particular, that any payments due hereunder shall not be subject to attachment or garnishment or any other legal proceedings by any creditor, or be in any way responsible for the debts or liabilities of Employee. Should any attempt be made to reach any payments hereunder by other than Employee, the Escrow Agent shall make each payment as it becomes due to such person or persons, for the sole benefit of Employee upon written direction from Employee.

9. FACILITY OF PAYMENT; LIMITATION.

         In the event of a Disability of Employee after Employee has made demand hereunder, such payments as may thereafter be due shall be paid to such person or persons for the benefit of Employee as directed by Employee. In the event of Employee's death after he has made demand, the Escrow Agent shall pay such amounts as thereafter are due to such beneficiary or beneficiaries as Employee shall have designated in writing on Exhibit C attached hereto and made a part hereof, or failing such writing, to his estate. No liability shall accrue to the Employer or Escrow Agent for any alleged payment to an improper person or representative if so made after such reasonable investigation and the Employer and Escrow Agent shall have no responsibility to see to the proper application of such payments.

         Notwithstanding any other provisions of this Agreement, in the event that any payment or benefit received or to be received by Employee in connection with a Change in Control or the termination of Employee's employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with Employer, any person whose actions result in a Change in Control or any person affiliated with Employer or such person)(all such payments and benefits, including the Escrow Amount, being hereinafter called "Total Payments") would be subject (in whole or part), to an excise tax pursuant to Sections 280G and

4999 of the Internal Revenue Code of 1986, as amended (the "Code") (such tax hereinafter referred to as the "Excise Tax"), then the Escrow Amount shall be reduced to the extent necessary so that no portion of the Total Payments is subject to Excise Tax (after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement) if (A) the net amount of such Total Payments, as so reduced, (and after deduction of the net amount of federal, state and local income tax on such Total Payments), is greater than (B) the excess of (i) the net amount of such Total Payments, without reduction (but after deduction of the net amount of federal, state and local income tax on such Total Payments), over
(ii) the amount of Excise Tax to which Employee would be subject in respect of such Total Payments. For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which Employee shall have effectively waived in writing prior to the date of this termination of employment shall be taken into account, (ii) no portion of the Total Payments shall be taken into account which in the opinion of tax counsel selected by Employer does not constitute a "parachute payment" within the meaning of Section 280G(b)(2) of the Code, (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payment shall be taken into account which constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the base amount as defined in Section 280G(b)(3) of the Code allowable to such reasonable compensation, and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by Employer in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. Prior to the fifth day following the date of Employee's termination of employment, Employer shall provide Employee with its calculation of the amounts referred to in this paragraph and such supporting materials as are reasonably necessary for Employee to evaluate Employer's calculations. If Employee objects to Employer's calculations, he shall notify Employer of his objections prior to the initial payment date set forth in Section 5 hereof, and Employer shall pay to Employee such portion of the Total Payments (up to one hundred percent (100%) thereof) as Employee determines is necessary to result in Employee receiving the greater of clauses (A) and (B) of this paragraph.

10. RESPONSIBILITY FOR LEGAL EFFECT.

         Neither party hereto makes any representations or warranties, express or implied, or assumes any responsibility concerning the legal, tax, or other implications or effects of this Agreement. The Employer and the Escrow Agent shall take all actions required by law with respect to any payments due hereunder including but not limited to, withholding of tax from such payments.

11. INDEPENDENCE OF AGREEMENT; EMPLOYMENT TERMINATION.

         This Agreement shall be independent of any other contract or agreement that may exist between the parties hereto from time to time. This Agreement shall not restrict the Employer's rights to terminate Employee's employment with the Employer nor Employee's rights to terminate employment with the Employer; provided, however, that the Employer shall not terminate Employee's employment prior to a Change in Control solely to avoid its obligations to make payments required in the event of a Change in Control. No merger or consolidation with any other entity, or sale of all or substantially all of Employer's assets constituting an Escrow Funding Event, or thereafter a Change in Control shall occur without assumption of the Agreement by the purchaser or payment by purchaser or Employer of the sums set forth in subsection (a) of Section 4 of this Agreement.

12. SECTION HEADINGS.

         The Section headings used in this Agreement are for convenience of reference only and shall not be considered in construing this Agreement.

13. NOTICES.

         Any notices required or permitted to be given under this Agreement shall be sufficient if in writing and if personally delivered or sent by certified or registered mail to his residence as last shown on the employment records of the Employer in the case of Employee, or to the corporate headquarters to the attention of the President in the case of the Employer.

14. NON-WAIVER.

         The waiver by the Employer or Employee of a breach of any provision of this Agreement by Employee or the Employer shall not operate or be construed as a waiver of any subsequent breach by Employee or the Employer of the same or any other provision hereof.

15. ENTIRE AGREEMENT; AMENDMENT.

         This Agreement represents the entire understanding of the parties with respect to the subject matter hereof and supersedes all previous understandings, written or oral, including the agreement between the parties dated August 17, 1998, which shall be rendered null and void. Any amendment to this Agreement shall be executed in writing with the same formality as this Agreement.

16. BINDING EFFECT.

         This Agreement shall be binding upon Employee and the Employee's heirs, executors, administrators, successors and assigns and upon the Employer and its successors and assigns.

17. GOVERNING LAW.

         This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on November ___, 2001.


                                  THE REYNOLDS AND REYNOLDS COMPANY


                                  By:
                                     -------------------------------------------
                                     Lloyd G. Waterhouse
                                     President and Chief Executive Officer



                                  ----------------------------------------------
                                  Dale L. Medford

                                                                       EXHIBIT A


                                ESCROW AGREEMENT

         This Escrow Agreement made and entered into as of this 7th day of May, 2001 by and between THE REYNOLDS AND REYNOLDS COMPANY, an Ohio corporation (hereinafter referred to as "Reynolds") and BANK ONE TRUST COMPANY, N.A. (hereinafter referred to as the "Escrow Agent").

                                   WITNESSETH:

         WHEREAS, Reynolds, has adopted a policy of providing termination pay protection for certain of its key management personnel under conditions set forth in an agreement dated May 7, 2001 (hereinafter referred to as the "Agreement"); and

         WHEREAS, Reynolds has identified Dale L. Medford (hereinafter referred to as "Employee") as key management personnel and has entered into the Agreement with him; and

         WHEREAS, certain required protective payments under the Agreement are to be paid to an escrow account at the Escrow Agent;

         NOW, THEREFORE, in consideration of the covenants and agreements contained in this Escrow Agreement, the parties hereby do agree as follows:

         1. ACCEPTANCE OF ESCROW. The Escrow Agent shall serve as Escrow Agent in accordance with the provisions of this Escrow Agreement, and the duties of the Escrow Agent shall be solely those imposed by this Escrow Agreement.

         2. TERMS. The Escrow Agent shall receive, hold and disburse funds as Escrow Agent in accordance with the Agreement, in the form attached hereto as Exhibit A and made a part hereof. The Escrow Agent acknowledges that it has reviewed and is familiar with the Agreement and shall be bound by the obligations, terms and conditions therein relating to the Escrow Agent and its duties.

         However, the Escrow Agent is not a party to or bound by the Agreement, except as specifically provided for therein and as provided in Sections 2, 4, 6, 7 and 8 of this Escrow Agreement. The Escrow Agent shall be liable for only such funds and items as are actually deposited and received by it for the purposes of said escrow.

         3. INDEMNIFICATION. So long as the Escrow Agent shall follow the terms of this Escrow Agreement and any instructions issued hereunder in good faith, relying upon documents which it believes to be genuine and properly signed and executed, it shall be held free, clear and harmless and shall incur no liability hereunder. Reynolds shall indemnify and hold the Escrow Agent harmless from any loss, liability, cost, or expense, including reasonable legal fees and expenses, which may arise or be incurred by reason of this Escrow Agreement or the Escrow Agent's performance in good faith of any duty or obligation hereunder.

         The Escrow Agent shall not be liable for any error of judgment or for any act done or omitted by it in good faith, or for anything which it may in good faith do or refrain from doing in connection with said escrow; nor will any liability be incurred by the Escrow Agent if, in the event of any dispute or question as to the construction of this Escrow Agreement or any demand or notice hereunder, the Escrow Agent acts in accordance with the opinion of its legal counsel.

         4. INVESTMENTS BY ESCROW AGENT; INCOME. The Escrow Agent shall invest escrow funds in federally-insured interest bearing accounts selected by Reynolds or in any one or more of the following investments, selected by the Escrow
Agent:

     (a) Certificates of Deposit of United States commercial banks holding membership in the Federal Reserve System. Such U.S. banks shall have minimum total assets of $1,000,000,000 and shall not be currently listed on any publicly-disclosed report of U.S. banks having financial problems warranting close monitoring by the Federal Reserve Board.

     (b) Euro-dollar Certificates of Deposit issued by the twenty-five (25) largest United States commercial banks, which banks shall have minimum total assets of $1,000,000,000 and shall not be currently listed on any publicly-disclosed report of U.S. banks having financial problems warranting close monitoring by the Federal Reserve Board.

     (c) Bankers Acceptances of United States commercial banks holding membership in the Federal Reserve System. Such U.S. banks shall have minimum total assets of $1,000,000,000 and shall not be currently listed on any publicly-disclosed report of U.S. banks having financial problems warranting close monitoring by the Federal Reserve Board.

     (d)  United States Treasury Bills.

     (e)  United States Treasury Notes.

     (f) United States Government Guaranteed "Project Notes" and/or Tax-Exempt Notes rated MIG 1 by Moody's rating agency.

     (g) Debt instruments issued by the following five United States Government agencies:

                           Federal Intermediate Credit Banks
                           Banks for Cooperatives
                           Federal Land Banks
                           Federal Home Loan Banks
                           Federal National Mortgage Association

     (h) Commercial Paper rated Prime-1 by Moody's rating agency or rated A-1 by Standard & Poors rating agency.

     (i) Money market funds (including those managed by the Escrow Agent) the assets of which are obligations of or guaranteed by the United States of America (or repurchase agreements fully collateralized by such obligations) and which funds are rated, at the time of purchase, "Am" or "Am-G" or higher by Standard & Poors rating agency.

         In addition, with respect to any corporation's commercial paper being purchased, such corporation's long-term debt, if any, must be rated either A by Moody's rating agency or A by Standard & Poors rating agency.

         The total investments in the above-described approved Certificates of Deposit, Bankers Acceptances, Commercial Paper, and/or Tax-Exempt Notes shall be limited to a maximum of $1,000,000 at any one time in any one single bank, corporation, state and/or municipality.

         With respect to funds deposited in escrow by Reynolds pursuant to the terms of the Agreement, principal shall be used only for the payments to the Employee. Any and all income on invested funds shall be paid to Reynolds in accordance with subsection (c) of Section 2 of the Agreement. Fees of the Escrow Agent shall be paid by Reynolds in accordance with subsection (c) of Section 2 of the Agreement.

         With respect to funds deposited pursuant to the Agreement, the Escrow Agent shall be authorized to invest such funds. The Escrow Agent will maintain such liquidity in the investments as will permit them to be cashed when necessary to fund the required distributions to Employee.

         5. TERMINATION. This Escrow Agreement and all obligations of the Escrow Agent shall terminate upon satisfaction by the Escrow Agent of all of its obligations under this Escrow Agreement and the Agreement.

         6. ADVERSE CLAIMS. Escrow Agent shall make delivery or disbursement of the funds deposited hereunder in accordance with the terms of the Escrow Agreement and the Agreement, regardless of any disagreement or the presentation of any adverse claims or demands of any person, unless such person shall have obtained an injunction from a court having proper jurisdiction, enjoining Escrow Agent from making such delivery or disbursement. Escrow Agent shall not become liable to Reynolds or to any other person, for or because of such delivery or disbursement of such funds, even with knowledge of a disagreement or adverse claim or demand.

         7. DEMANDS. Except in cases where demand or notice by a single party is specifically provided for in this Escrow Agreement or in the Agreement, the Escrow Agent shall not be bound to recognize any notice, demand or change of instructions as having any effect on this escrow unless given in writing and signed by all parties considered by the Escrow Agent to be affected thereby.

         8. NOTICES. Any notice required or permitted to be given hereunder shall be given in writing and shall be sufficiently delivered if sent by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

                  Bank One Trust Company, NA
                  100 East Broad Street, 8th Floor
                  Columbus, OH 43215
                  Attention:  Corporate Trust Department

                  The Reynolds and Reynolds Company
                  115 S. Ludlow Street
                  Dayton, Ohio 45401
                  Attn: General Counsel

Should the address of any party identified above change for the purposes herein, such party shall give written notice of the new address to the other parties identified above.

         All notice hereunder to the Escrow Agent shall be given in writing to an officer of the Escrow Agent. Unless written notice shall so be given, the Escrow Agent shall not be required to take or be bound by said notice or to take action concerning such notice. If written notice be properly given and the Escrow Agent is required upon receipt thereof to take any action hereunder and such action involves any expense or liability, the Escrow Agent shall not be required to take any such action unless it is indemnified against such expense or liability in a manner reasonably satisfactory to the Escrow Agent. At the time of depositing funds into escrow on behalf of Employee, Reynolds shall deliver to the Escrow Agent a written notice setting forth such person's name and address, and social security number identifying the amounts being deposited on such person's behalf, and the conditions of the Agreement, which have been met and which, therefore, require that such deposit be made.

         9. RECORD KEEPING. The Escrow Agent shall maintain records showing the amount and date of all deposits made by Reynolds for the benefit of Employee and the amount and date of all disbursements made to Employee, his heirs, successors and assigns. Reynolds shall be given access to said records at reasonable times upon request.

         10. ESCROW FEE. Reynolds shall pay to the Escrow Agent for its services hereunder an escrow fee based upon the then-current schedule of charges for such services promulgated by the Escrow Agent and shall pay additional reasonable compensation for any further or extraordinary service which the Escrow Agent may be required to render pursuant to the terms of this Escrow Agreement.

         11. BINDING EFFECT. This Escrow Agreement shall be binding upon and inure to the heirs, executors, administrators, personnel representatives, successors and assigns of all parties hereto.

         12. MISCELLANEOUS. Employee is acknowledged to be third party beneficiary upon the deposit of any amounts under this Escrow Agreement for his benefit. This Escrow

Agreement may be modified or amended only by a writing signed (i) by all parties hereto, (ii) by the third party beneficiary and (iii) by any other person the Escrow Agent considers to be affected by said modification or amendment. This Escrow Agreement shall be construed and enforced in accordance with the laws of the State of Ohio.

         IN WITNESS WHEREOF, the parties hereto have set their respective hands the year and date first hereinabove written.


                                THE REYNOLDS AND REYNOLDS COMPANY


                                By:
                                   ---------------------------------------------
                                                   "REYNOLDS"


                                BANK ONE TRUST COMPANY, NA


                                By:
                                   ---------------------------------------------

                                                                       EXHIBIT B

                                                                 Dale L. Medford
                            Executive Vice President and Chief Financial Officer


                             STOCK OPTION AGREEMENT
                 GRANTED UNDER THE REYNOLDS AND REYNOLDS COMPANY
                            STOCK OPTION PLAN -- 1995

                NONQUALIFIED STOCK OPTION -- GRANT NUMBER 040219

         A Nonqualified Stock Option is hereby granted this 28th day of December, 2000 (the "Grant Date") by The Reynolds and Reynolds Company (the "Company") to Dale L. Medford (the "Employee") in accordance with the provisions of the Company's Stock Option Plan -- 1995 (the "Plan").

         On May 7, 2001 the Employee and the Company entered into an Agreement (the "Agreement") conferring certain benefits of employment on Employee.

         In order to give the Employee additional incentive to contribute to the success of the Company, to induce the Employee to remain in the employ of the Company and to encourage the Employee to secure or increase on reasonable terms stock ownership in the Company, the Company effective December 28, 2000 hereby grants to the Employee a Nonqualified Stock Option (the "Option") to purchase all or any part of a total of 90,000 of the Company's Class A Common Shares, no par value per share (the "Option Shares" or "Shares"), at a price of $20.06 per Option Share, subject to and upon the following terms and conditions:

1. The term of the Option shall be ten (10) years from the Grant Date and shall expire on December 28, 2010 (the "Expiration Date"), unless earlier terminated in accordance with the provisions of the Plan.

2. The Option Shares shall be exercisable in whole or in part at any time beginning as follows: twenty-five percent (25%) December 28, 2001; an additional twenty-five percent (25%) December 28, 2002; an additional twenty-five percent (25%) December 28, 2003; and an additional twenty-five percent (25%) December 28, 2004. In the event of a Change in Control (as defined in the Plan), all options outstanding on the date of such Change in Control (including this Option) shall become immediately and fully exercisable. To the extent the Option is then exercisable, it may be exercised in whole or in part at any time or from time to time within the exercise period, subject to the provisions of the Plan. The exercise of the Option shall be effectuated by submitting to the Secretary of the Company at its office in Dayton, Ohio: (a) written notice of intent to exercise the Option with respect to a specified number of Option Shares; (b) payment, in cash, or by check payable to the Company, or with already-owned shares of the Company, or a combination of such already-owned shares and cash, of the full amount of the purchase price for the number of Option Shares with respect to which the Option is then being exercised; and (c) payment in cash or by check of the full amount of all federal, state, and local taxes, if any, that the Company is required by law to withhold with respect to such exercise. The Option may not be exercised for a fraction of an Option Share.

3. The Option is not transferable other than by will or by laws of descent and distribution and may be exercised during the lifetime of the Employee only by the Employee.

4. If Employee's employment is terminated by the Company other than due to a Discharge For Cause(as defined in the Agreement), Employee shall be deemed to have elected retirement for purposes of the Plan, and the Option, subject to the Expiration Date, shall become exercisable by the Employee, as if he had remained continuously employed by the Company. If Employee's employment is terminated by death, the Option, to the extent not theretofore exercised on the date of death, may be exercised within one year after the date of death, subject to the Expiration Date, by the person to whom the Option is transferred by will or the applicable laws of descent and distribution. If Employee's termination is a Discharge For Cause (as defined in the Agreement), all options (including this Option) not previously exercised shall immediately terminate. If the Employee voluntarily terminates his employment upon giving the Company at least 180 days written notice, or if his employment terminates due to disability (as defined in the Employment Agreement), the Option, subject to the Expiration Date, shall be exercisable by the Employee in the manner and to the extent the Employee was entitled to exercise the Option as of the date of such termination. Other than as set forth in the Employment Agreement, nothing contained herein shall give the Employee any right with respect to continuance of employment with the Company or any subsidiary nor restrict in any way the right of the Company or any subsidiary to terminate his or her employment at any time.

5. In the event of any change in the Option Shares by reason of a merger, consolidation, reorganization, recapitalization, stock dividend, stock split-up, combination or exchange of shares, or other change in the corporate structure (provided that the Company remains as the surviving entity upon the completion of any of the foregoing transactions) the number and class of Option Shares and the option price per Option Share shall be appropriately adjusted by the Committee, whose determination in each case shall be conclusive.

6. Anything to the contrary notwithstanding, if the Company is the subject of a merger, acquisition, or other reorganization in which the Company is not to be the surviving entity, the Company shall, in its discretion (exercisable by the affirmative vote of 75% of the Directors of the Company in office immediately prior to the proposed transaction), have the right to cancel the Option immediately prior to the effective date of such merger, acquisition, or reorganization, by giving written notice to the Employee or his or her personal representative of its intention to do so and by permitting the purchase during the thirty (30) day period next preceding such effective date of all Option Shares.

7. Neither the Employee nor his or her legal representative shall be or have any of the rights or privileges of a shareholder of the Company in respect to any of the Option Shares unless and until certificates representing such Option Shares have been issued.

8. (a) This Option is subject to all laws and regulations of any governmental authority which may be applicable hereto; notwithstanding any provisions hereof, the holder of this Option shall not be entitled to exercise such Option nor shall the Company be obligated to issue any Option Shares hereunder to the holder if such exercise or issuance shall constitute a violation by the Employee or the Company of any provisions of any such law or regulation.

     (b) The Company, in its discretion, may postpone the issuance and delivery of Option Shares upon any exercise of this Option until completion of any stock exchange listing or registration or other qualification of such Shares under any state or federal law, rule, or regulation as the Company may consider appropriate and may require any person exercising this Option to make such representations and furnish such information as it may consider appropriate in connection with the issuance of the Option Shares in compliance with applicable law. Under such circumstances, the Company shall proceed with reasonable promptness to complete any such listing, registration, or other qualification.

     (c) Option Shares issued and delivered upon exercise of this Option may be subject to such restrictions on trading, including appropriate legending of certificates to that effect, as the Company, in its discretion, shall determine necessary to satisfy applicable legal requirements and obligations.

     (d) The Employee, for himself or herself and his or her transferees by will or the laws of descent and distribution, by accepting this
          Option: (i) represents that acquisition of the Option Shares shall be for investment purposes only; (ii) agrees that he or she will not sell, pledge, hypothecate, or otherwise distribute such Option Shares or any interest therein unless a registration statement covering such Option Shares is in effect under the Securities Act of 1933, as now or hereafter amended (the "ACT"), or unless counsel for the Company shall have rendered to the Company an opinion that such sale, pledge, hypothecation, or other such distribution may be carried out without registration of such Option Shares under the Act; and (iii) agrees that an appropriate legend may be placed on the stock certificate or certificates evidencing ownership of Option Shares acquired hereunder, which legend shall reflect the restrictions on disposition contained herein; provided, however, that the foregoing representations and agreements in this Paragraph (d) of Section 8 with respect to the Option Shares shall be inoperative and shall expire in the event that either: (A) the Option Shares shall be registered under the Act; or
          (B) in the opinion of counsel for the Company, such representations and agreements are not necessary under the Act or any rule or regulation promulgated pursuant thereto.

9. The terms of this Agreement specifically incorporate and are subject to the terms and conditions of the Plan, a copy of which has been furnished to the Employee, as the same may be amended from time to time in the future; provided, however, that this Option cannot be altered to the detriment of the Employee, without his consent.

10. Inability of the Company to obtain from any regulatory body having jurisdiction, the authority deemed by the Company's counsel to be necessary to the lawful issuance of any Option Shares hereunder shall relieve the Company of any liability in respect of the non-issuance of such Option Shares as to which such requisite authority shall not have been obtained.

11. The interpretation, performance, and enforcement of this option shall be governed by the laws of the State of Ohio.


                                THE REYNOLDS AND REYNOLDS COMPANY


                                By:
                                   ---------------------------------------------
                                   Lloyd G. Waterhouse
                                   President and Chief Executive Officer


ATTEST:


---------------------------------
Douglas M. Ventura
General Counsel & Secretary


December 28, 2000 Nonqualified Stock Option Agreement

                         Acceptance of December 28, 2000
                            NONQUALIFIED STOCK OPTION

         I have reviewed a copy of The Reynolds and Reynolds Company Stock Option Plan -- 1995, and agree to be bound by all of the terms and conditions thereof and of this Agreement.



                                        ----------------------------------------
                                                     (Signature)


                                        DALE L. MEDFORD
                                        ----------------------------------------
                                                    (Printed Name)



                                        ----------------------------------------
                                               (Social Security Number)



Dated:   May 7, 2001, but effective
         as of December 28, 2000


                             DO NOT RETURN THIS COPY
                   THIS COPY SHOULD REMAIN WITH YOUR AGREEMENT

                                                                       EXHIBIT C


                             BENEFICIARY DESIGNATION

TO:   The President of The Reynolds and Reynolds Company

         Pursuant to the Agreement dated May 7, 2001 the undersigned hereby designates the following beneficiary (beneficiaries) to receive any benefits which may be payable under said Agreement subsequent to the undersigned's death:

(1)  Karen L. Medford.

(2) If the beneficiary (beneficiaries) named in (1) above is not living or is no longer in existence, as the case may be, then to: Kristina M. Medford and Bethany R. Medford in equal portions.

         This Beneficiary Designation revokes all prior designations made by the undersigned and is subject to all the terms of the Agreement.


Dated:  May 7, 2001
                                            ------------------------------------
                                                     Dale L. Medford